Exhibit 99.1

To all of my colleagues at MedAssets,

I write to you today to announce that we have reached an agreement for MedAssets to be acquired by Pamplona Capital Management, a private equity firm based in London and New York. The agreement calls for Pamplona to purchase MedAssets for $2.7 billion or $31.35 per share, and we expect the acquisition to be completed in the first quarter of 2016. The attached press release was issued today to publicly announce this agreement.

Following completion of its acquisition of MedAssets, Pamplona plans to sell our SCM segment (including Advisory Solutions and Sg2) to VHA-UHC Alliance, and to combine our RCM segment with Precyse, a Pamplona-owned company that is a leader in health information management services, education and technology. In addition, Pamplona and VHA-UHC Alliance have agreed to work together in select service offerings to serve their mutual customers, representing further strategic growth opportunities for both businesses.

With the added transactional steps planned by Pamplona, we expect our customers, suppliers and employees will have an extraordinary opportunity to benefit from a significant market combination that will create both a leading supply chain procurement and cost management partner, and a prominent, end-to-end revenue cycle technology and services business.

I realize this news may come as a surprise. However, our Board of Directors and executive leadership team firmly believe it will make the business better prepared for the future of healthcare.

At 3:00 p.m. ET today, we will hold an All-Employee Call to discuss this development and answer your questions; a calendar invitation will be sent shortly. I encourage you to take part in the call and send your questions in advance to AskLeadership@MedAssets.com.

As I’ve said since becoming CEO in February, my focus and our collective efforts have been preparing MedAssets for a growth-oriented future within a value-based healthcare world. We have been developing and implementing a three-phased business transformation and value creation plan called “Now”, “Next”, “After-Next” since February, and we are making substantial progress to improve current operations. We named a new SCM segment president, a new CFO, a new chief strategy & transformation officer, and several other key business leaders. We triaged our R&D spend, and began to reallocate and prioritize product and service lines for growth. We took difficult but necessary actions to reduce our cost structure so that we can invest in innovation for future growth. You should be encouraged to know that this plan is working, and our third quarter 2015 financial results are a testament to your commitment, dedication and hard work. (Our third quarter earnings release is attached.)

It always has been my intent to operate, build and grow MedAssets for the future. However, over the last year, our progress captured the attention of outside parties, and we received a number of unsolicited inquiries expressing interest in acquiring MedAssets. As a public company, it is the responsibility of our Board of Directors to act in the best interests of all shareholders, and so we took these inquiries very seriously. We initiated a process that included a thorough review of MedAssets current long-term business plan against a broad range of strategic alternatives that had the potential to enhance customer and shareholder value. After very careful consideration, our Board of Directors and executive leadership team determined the best course of action for our employees, customers and shareholders was to align our business with Pamplona’s future vision.

As you know, I believe transparency is a critical component of success. I regret not being able to keep you informed of this process along the way. However, as a public company, we are required to follow strict guidelines regarding material, non-public information and, as a result, only a small team was made aware and actively involved.

There is a lot that we don’t yet know, which is customary at this stage of the process, but rest assured we and Pamplona understand and value the role you play in making MedAssets an industry leader. Once the acquisition is completed, more specific information about our joint plans and strategies will be provided.

As we work through regulatory and shareholder approvals and other final details during these next few months, it is important that we continue to conduct and operate our business as usual. I recognize that these times of uncertainty are challenging, but now more than ever I ask that we continue to work together to improve our operational performance and maintain the high level of customer service and support we are known for. You, the people of MedAssets, always have been and will be what distinguishes us in the healthcare industry.

Thank you for all that you do for our company, customers, partners and shareholders, and know that I firmly believe this acquisition by Pamplona will create even greater opportunities to make healthcare better as we move forward.

Important Additional Information For Investors And Stockholders

This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities or a solicitation of any vote or approval. This communication relates to the proposed acquisition of MedAssets, Inc. (the “Company”) by Pamplona Capital Management.

In connection with the proposed acquisition, the Company intends to file a proxy statement and other relevant documents concerning the proposed transaction with the Securities and Exchange Commission (the “SEC”). This communication is not a substitute for any proxy statement or other document the Company may file with the SEC in connection with the proposed transaction. INVESTORS AND STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED ACQUISITION. The Company will provide the final proxy statement to its stockholders if and when it becomes available. Investors and stockholders will be able to obtain a copy of the proxy statement, as well as other filings containing information about the Company (in each case, if and when available), free of charge at the SEC’s Web Site at http://www.sec.gov. In addition, the proxy statement, the SEC filings that will be incorporated by reference in the proxy statement and the other documents filed with the SEC by the Company may be obtained free of charge from the Company’s Investor Relations page on its corporate website at http://ir.medassets.com/.

The Company and its directors, executive officers, and certain other members of management and employees of the Company may be deemed to be participants in the solicitation of proxies in favor of the proposed transactions from the stockholders of the Company. Information regarding the persons who may, under the rules of the SEC, be deemed participants in such solicitation in connection with the proposed transactions will be set forth in the proxy statement if and when it is filed with the SEC. Information about the directors and executive officers of the Company is set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which was filed with the SEC on March 2, 2015, and the proxy statement on Schedule 14A for the Company’s 2015 Annual Meeting of Stockholders, which was filed with the SEC on April 24, 2015. These documents can be obtained free of charge from the sources indicated above. Additional information regarding participants in the proxy solicitation may be obtained by reading the proxy statement regarding the proposed transaction when it becomes available.

Cautionary Statement Regarding Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995, and include the intent, belief or current expectations of the Company and its management team with respect to the Company’s future business operations. Any forward-looking statements are not guarantees of future performance, involve risks and uncertainties, and actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those contemplated by the forward-looking statements in this communication include, but are not limited to: failure to realize improvements in performance, efficiency and profitability; failure to complete anticipated sales under negotiations; failure to successfully implement revenue backlog; lack of revenue growth; customer losses; and adverse developments with respect to the operation or performance of the Company’s business units or the market price of its common stock. Additional factors that could cause actual results to differ materially from those contemplated within this communication can also be found in the Company’s Risk Factor disclosures in its Form 10-K for the year ended December 31, 2014 filed with the SEC and available at http://ir.medassets.com. The Company disclaims any responsibility to update any forward-looking statements.

The following factors, among others, could cause our actual results and financial condition to differ materially from those expressed or implied in the forward-looking statements: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the proposed acquisition; (2) the inability to complete the transactions contemplated by the proposed acquisition due to the failure to obtain the required stockholder approval; (3) the inability to satisfy the other conditions specified in the proposed acquisition, including, without limitation, the receipt of necessary governmental or regulatory approvals required to complete the transactions contemplated by the proposed acquisition; (4) the risk that the proposed transactions disrupt current plans and operations, increase operating costs and the potential difficulties in customer loss and employee retention as a result of the announcement and consummation of such transactions; (5) the outcome of any legal proceedings that may be instituted following announcement of the proposed acquisition and transactions contemplated therein; and (6) the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors.